Exhibit 2

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price per Security ($)	Date of Purchase/Sale

ANCORA MERLIN INSTITUTIONAL, LP

Purchase of Common Stock	20,950	7.0038	02/10/2025
Purchase of Common Stock	137,357	6.5150	02/10/2025
Purchase of Common Stock	23,206	6.3376	02/11/2025

ANCORA CATALYST INSTITUTIONAL, LP

Purchase of Common Stock	8,300	7.0055	02/10/2025
Purchase of Common Stock	54,422	6.5150	02/10/2025
Purchase of Common Stock	9,195	6.3391	02/11/2025

ANCORA BELLATOR FUND LP

Purchase of Common Stock	4,152	7.0043	02/10/2025
Purchase of Common Stock	27,221	6.5151	02/10/2025
Purchase of Common Stock	4,599	6.3380	02/11/2025

ANCORA IMPACT FUND LP SERIES Q

Sale of Common Stock	(25,336)	6.4948	02/10/2025
Sale of Common Stock	(3,864)	6.8954	02/10/2025
Sale of Common Stock	(16,371)	6.2768	02/11/2025

ANCORA IMPACT FUND LP SERIES S

Sale of Common Stock	(193,664)	6.4948	02/10/2025
Sale of Common Stock	(29,538)	6.8951	02/10/2025
Sale of Common Stock	(20,629)	6.2768	02/11/2025